Exhibit 3.1




                                ACE LIMITED

                  CERTIFICATE OF THE POWERS, DESIGNATIONS,
                       PREFERENCES AND RIGHTS OF THE
           8.25% CUMULATIVE REDEEMABLE PREFERRED SHARES, SERIES A

                        US $1.00 PAR VALUE PER SHARE
                     LIQUIDATION VALUE US$50 PER SHARE

         The undersigned, Brian Duperreault, the Chairman and Chief Executive Officer of ACE Limited, a company duly incorporated under the laws of the Cayman Islands (the "Company"), and sole member of the Public Offering Committee of the Company's Board of Directors, DOES HEREBY ADOPT THE FOLLOWING RESOLUTIONS:

         RESOLVED, that pursuant to the authority expressly granted to and vested in this committee by the Board of Directors of the Company and in accordance with the provisions of the Memorandum of Association and Articles of Association, this committee hereby authorizes the issuance of a series of other shares of the Company (the "Preferred Shares") which shall consist of 6,900,000 shares, and hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Preferred Shares (in addition to the powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, set forth in the Articles of Association of the Company which are applicable to the Preferred Shares) as follows:

         (i) Designation. The designation of this series shall be the 8.25% Cumulative Redeemable Preferred Shares, Series A. The number of Preferred Shares shall be 6,900,000. The liquidation preference of this series shall be US$50 per share.

        (ii) Rank. The Preferred Shares shall, with respect to dividend rights and distribution rights upon liquidation, winding up and dissolution, rank (a) senior to the Company's ordinary shares, US$0.041666667 par value per share (the "Ordinary Shares"), and to all classes and series of shares of the Company now or hereafter authorized, issued or outstanding, which by their terms expressly provide that they rank junior to the Preferred Shares as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, or which do not specify their rank (collectively with the Ordinary Shares, the "Junior Securities"); (b) on a parity with each other class or series of shares issued by the Company after the date hereof, the terms of which specifically provide that such class or series will rank on a parity with the Preferred Shares as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company






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(collectively referred to as the "Parity Securities"); and (c) junior to each other class or series of shares issued by the Company after the date hereof, the terms of which specifically provide that such class or series will rank senior to the Preferred Shares as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to as the "Senior Securities").

         (iii) Dividends. Dividends are payable on the Preferred Shares as follows:

              (a) The holders of the Preferred Shares shall be entitled to receive, out of funds legally available for that purpose, and when, as and if declared by the Board of Directors of the Company, dividends payable in cash at the annual rate of: (1) from April 12, 2000 to but excluding May 16, 2003, 8.25% per annum and (2) thereafter, at the Reset Rate, in each case, of the liquidation preference per Preferred Share.

              (b) The dividend rate will be reset on the third Business Day immediately preceding May 16, 2003 and dividends shall accumulate on the Preferred Shares at the Reset Rate from May 16, 2003 to but excluding June 16, 2003. The Reset Rate shall be determined by the Reset Agent in the manner provided in the Purchase Contract Agreement. On the Reset Announcement Date, the Reset Spread and the One-Month Treasury Bill to be used to determine the Reset Rate will be announced by the Company. On the Business Day immediately following the Reset Announcement Date, the Preferred Shares holders will be notified of such Reset Spread and One-Month Treasury Bill by the Company. Such notice shall be sufficiently given to holders of the Preferred Shares if published in an Authorized Newspaper in The City of New York. So long as the Preferred Shares are held by a Clearing Agency, not less than 7 calendar days nor more than 15 calendar days prior to the Reset Announcement Date, the Company will notify the relevant Clearing
         Agency or its nominee (or any successor Clearing Agency or its nominee) by first-class mail, postage prepaid, to notify the beneficial owners or Clearing Agency Participants holding Preferred Shares or Income PRIDES of such Reset Announcement Date.

              (c) Dividends on the Preferred Shares shall be fully cumulative and shall accumulate, without interest, from April 12, 2000, and shall be payable in arrears in cash in equal quarterly payments on February 16, May 16, August 16 and November 16 of each year, commencing May 16, 2000 (each, a "Dividend Payment Date"), to holders of record on the books and records of the Company (1) so long as the Preferred Shares are held by a Clearing Agency, at the close of business on the Business Day immediately preceding the relevant Dividend Payment Date and (2) with respect to the Preferred Shares not held by a Clearing Agency, as of the relevant record date established by a resolution of the Board of Directors which shall be more than one Business Day but less than 60 Business Days immediately preceding the relevant Dividend Payment Date. If any date on which dividends on the Preferred Shares are to be made is not a Business Day, payment of the dividends payable on such date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of any delay.

              (d) Holders of the Preferred Shares of this Series shall be entitled to receive such dividends in preference to and in priority over dividends upon the Junior Securities, but subject to the rights of holders of Senior Securities. The Preferred Shares shall be on a parity as to dividends with all Parity Securities.




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

              (e) Except as described below, dividends on the Preferred Shares shall be paid only in cash. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months.
         The amount of dividends payable for any period will be computed on the basis of the actual number of days elapsed in that 90-day period. All dividends paid with respect to the Preferred Shares pursuant to this section shall be paid pro rata to the holders entitled thereto.

              (f) In the event the Company does not declare or pay dividends on the Preferred Shares through May 15, 2003, on May 16, 2003, instead of a cash payment in respect of such dividends, subject to shareholder approval, holders of the shares will be entitled to receive a number of Ordinary Shares of the Company equal to (1) the aggregate of all accumulated and unpaid dividends on the Preferred Shares, divided by (2) the average of the closing prices per Ordinary Share on each of the twenty consecutive Trading Days ending on the third Trading Day immediately preceding May 16, 2003. If the Company does not receive shareholder approval to make such payment in Ordinary Shares, such payment shall be made in cash.

              (g) Accumulated but unpaid dividends for any past dividend period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to holders of record on the books and records of the Company on any date fixed by the Board of Directors. Holders of the Preferred Shares shall not be entitled to any dividends in excess of full cumulative dividends, as herein provided, on the Preferred Shares.
         No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the Preferred Shares that may be in arrears.

              (h)  Payment Restrictions.

                   (1) So long as any Preferred Shares are outstanding, if the Company does not declare or pay dividends on the Preferred Shares with respect to any Dividend Payment
               Date, then, until all accumulated and unpaid dividends are paid and the full quarterly dividend on the Preferred Shares for the current and all prior dividend periods is declared or set apart for payment, the Company may not declare or pay any dividend or make any distribution of assets on any Junior Securities or make any guarantee payments with respect to the foregoing, or redeem, purchase or otherwise acquire any Junior Securities.

                   (2) So long as any Preferred Shares are outstanding, if the Company does not declare or pay dividends on the Preferred Shares with respect to any Dividend Payment Date, then, until all accumulated and unpaid dividends are paid and the full quarterly dividend on the Preferred Shares for the current and all prior dividend periods is declared or set apart for payment, the Company may not declare or pay any dividend or make any distribution of assets on any Parity Securities or make any guarantee payments with respect to the foregoing, unless such dividends are declared and paid pro rata so that the amount of dividends declared and paid per share on the Preferred Shares and any other Parity Securities in all cases shall bear to each other the same ratio that the amount of accumulated but unpaid dividends per share on the Preferred Shares and such other Parity Securities bear to each other.





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                   (3)  So long as any Preferred Shares are outstanding, if
               the Company does not declare or pay dividends on the Preferred Shares with respect to any Dividend Payment
               Date, then, until all accumulated and unpaid dividends are paid and the full quarterly dividend on the Preferred Shares for the current and all prior dividend periods is declared or set apart for payment, the Company may not redeem, purchase or otherwise acquire any Parity Securities.

                   (4) Notwithstanding anything to the contrary set forth in Sections (iii)(h)(1), (2) and (3) above, the restrictions set forth in such Sections shall not apply to (A) dividends or distributions paid in Junior Securities, (B) redemptions or purchases of any rights outstanding under a shareholder rights plan of the Company, or any successor to such rights plan, or the declaration of a dividend of such rights or the issuance of shares under such plans in the future and (C) purchases of Junior Securities related to the issuance of Junior Securities under any benefit plans of the Company or its subsidiaries, as the case may be, for their respective directors, officers or employees.

                   (i) Any dividend payment made on the Preferred Shares shall be credited first against the dividends accumulated with respect to the earliest dividend period for which dividends have not been paid.

              (iv)  Remarketing.

                   (a) Preferred Shares that comprise components of Income PRIDES, the holders of which have failed to notify the Purchase Contract Agent on or prior to the fifth Business Day immediately preceding May 16, 2003 of their intention to settle the related Purchase Contract by Cash Settlement on the Business Day immediately preceding May 16, 2003, will be remarketed in accordance with the Remarketing Agreement and subject to the terms of the Remarketing Underwriting Agreement, on the third Business Day immediately preceding May 16, 2003 in the manner described in Section 5.2(b) of the Purchase Contract Agreement.

                   (b) On or prior to the fifth Business Day immediately preceding May 16, 2003, but no earlier than the Dividend Payment Date immediately preceding May 16, 2003, holders of Preferred Shares that are separately traded from the Income PRIDES as the result of the creation of Growth PRIDES (the "Separate Preferred Shares") may elect to have their Preferred Shares remarketed in accordance with the Remarketing Agreement and subject to the terms of the Remarketing Underwriting Agreement, by delivering the Preferred Shares to the Collateral Agent together with a notice of such election to the collateral agent. Holders of Preferred Shares electing to have their Preferred Shares remarketed will also have the right to withdraw such election on or prior to the fifth Business Day immediately preceding May 16, 2003. Such Preferred Shares shall be remarketed in the manner described in Section 5.2(b) of the Purchase Contract Agreement. In the event of a Failed Remarketing, the Remarketing Agent shall promptly return the Separate Preferred Shares to the Collateral Agent for release to the holders thereof.



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              (v)  Redemption at Option of Holders.

                   (a) If a Failed Remarketing has occurred, each holder of Separate Preferred Shares shall have the right to require the Company to redeem all or a portion of such shares owned by such holder (the "Put Option") on May 16, 2003 (the "Put Option Exercise Date"), upon at least three Business Days' prior notice, at a redemption price of $50 per share plus an amount equal to the accumulated and unpaid dividends to the date of payment (the "Put Option Redemption Price").

                   (b) In order for the Preferred Shares to be repaid on the Put Option Exercise Date, the Company must receive on or prior to 4:00 p.m. on the third Business Day immediately preceding the Put Option Exercise Date, at the office of the Transfer Agent maintained for that purpose in The City of New York, the Preferred Shares to be repaid with the form entitled "Option to Elect Redemption" on the reverse thereof or otherwise accompanying such Preferred Share duly completed. Any such notice received by the Company shall be irrevocable. All questions as to the validity, eligibility (including time of receipt) and acceptance of the Preferred Shares for repayment shall be determined by the Company, whose determination shall be final and binding.

                   (c) Payment of the Put Option Redemption Price to holders of Preferred Shares shall be made at the office of the Transfer Agent maintained for that purpose in The City of New York, provided that the Transfer Agent has received from the Company a sufficient amount of cash in connection with the related redemption of the Preferred Shares no later than 1:00 p.m., New York City time, on the Put Option Exercise Date by check or wire transfer in immediately available funds at such place and to such account as may be designated by such holders. If the Transfer Agent holds immediately available funds sufficient to pay the Put Option Redemption Price of such Preferred Shares, then, immediately prior to the close of business on the Put Option Exercise Date, such Preferred Shares will cease to be outstanding and dividends thereon will cease to accumulate, whether or not Preferred Shares are delivered to the Transfer Agent, and all other rights of the holder in respect of the Preferred Shares shall terminate and lapse (other than the right to receive the Put Option Redemption Price but without interest on such Put Option Redemption Price). The Company shall not be required to register or cause to be registered the transfer of any Preferred Shares for which redemption has been elected. If payment of the Put Option Redemption Price in respect of Preferred Shares is improperly withheld or refused and not paid either by the Transfer Agent or the Company, dividends on such Preferred Shares will continue to accumulate, from the original Put Option Exercise Date to the actual date of payment, in which case the actual payment date will be considered the Put Option Exercise Date for purposes of calculating the Put Option Redemption Price.

                   (d) So long as the Preferred Shares are held by a Clearing Agency, the Company will request, not less than 10 nor more than 15 calendar days prior to the date on which some or all of the Preferred Shares could be remarketed in the manner described in
              Section 5.2(b) of the Purchase Contract Agreement that the relevant Clearing Agency notify the holders of the Separate Preferred Shares as well as the Income PRIDES and Growth PRIDES holders of such remarketing and of the procedures that must be followed if a holder of Separate Preferred Shares wishes to exercise such holder's rights with respect to the Put Option.


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

              (vi) Mandatory Redemption. On June 16, 2003 (the "Mandatory Redemption Date"), the Preferred Shares shall be mandatorily redeemed by the Company in whole for cash, out of any source of funds legally available, at a redemption price equal to 100% of the liquidation preference per Preferred Share plus all accumulated and unpaid dividends thereon (the "Mandatory Redemption Price"). The Preferred Shares are not subject to any sinking fund.

             (vii)  Procedure for Mandatory Redemption.

                    (a) Upon redemption of the Preferred Shares pursuant to Section (vi) hereof, notice of such redemption shall be mailed by first-class mail, postage prepaid, not less than twenty-five (25) days nor more than sixty (60) days prior to the Mandatory Redemption Date to holders of record of the Preferred Shares at their respective addresses as they shall appear in the books and records of the Company; provided, however, that the failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of the Preferred Shares except as to the holder to whom the Company has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (1) the Mandatory Redemption Date; (2) the Mandatory Redemption Price;
             (3) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the Mandatory Redemption Price; (4) that dividends on the Preferred Shares to be redeemed will cease to accumulate thereon unless the Company shall default in payment of the Mandatory Redemption Price; and (5) the CUSIP number of the Preferred Shares being redeemed.

                    (b) If a notice of redemption shall have been given as
             aforesaid and the Company shall have deposited on or before the Mandatory Redemption Date a sum sufficient to redeem the Preferred Shares as to which a notice of redemption has been given in trust with the Transfer Agent with irrevocable instructions and authority to pay the Mandatory Redemption Price to the holders thereof, or if no such deposit is made, then upon the Mandatory Redemption Date (unless the Company shall default in making payment of the Mandatory Redemption Price), all rights of the holders thereof as shareholders of the Company by reason of the ownership of such Preferred Shares (except their right to receive the Mandatory Redemption Price thereof without interest) shall cease and terminate, and such Preferred Shares shall no longer be deemed outstanding for any purpose. The Company shall be entitled to receive, from time to time, from the Transfer Agent the interest, if any, earned on such moneys deposited with it, and the holders of any Preferred Shares so redeemed shall have no claim to any such interest. In case the holder of any Preferred Shares so called for redemption shall not claim the Mandatory Redemption Price for its Preferred Shares within six
             (6) years after the date of redemption, the Transfer Agent shall, upon demand, pay over to the Company such amount remaining on deposit, and the Transfer Agent shall thereupon be relieved of all responsibility to the holder of such Preferred Shares, and such holder shall look only to the Company for payment thereof. After such six-year period, the right of any shareholder or other Person to receive such payment may be forfeited in the manner and with the effect provided under applicable law.

                    (c) Not later than 1:00 p.m., New York City Time, on the Business Day immediately preceding the Mandatory Redemption Date, the Company shall irrevocably deposit with the Transfer Agent sufficient funds for the payment of the Mandatory Redemption Price for the Preferred Shares to be redeemed on the Mandatory Redemption Date and shall give the Transfer
             Agent irrevocable instructions to apply such funds, and, if applicable and so specified in the instructions, the income and proceeds therefrom, to the payment of such Mandatory Redemption Price. The Company may direct the Transfer Agent to invest any such available funds, provided that the proceeds of any such investment will be available to the Transfer Agent in The City of New York at the opening of business on such Mandatory Redemption Date.



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
                     (d) Except as otherwise expressly set forth in this
             paragraph and under applicable law, nothing contained in this certificate shall limit any legal right of the Company to purchase or otherwise acquire any Preferred Shares at any price, whether higher or lower than the Mandatory Redemption Price, in private negotiated transactions, the over-the-counter market or otherwise; provided that the Company may not purchase or otherwise acquire Preferred Shares unless all accumulated and unpaid dividends on all outstanding Preferred Shares for all dividend period(s) terminating on or before the date of such purchase or acquisition shall have been or are being contemporaneously paid or set apart for payment.

                     (e) If the Company shall not have funds legally
             available for the redemption of all of the Preferred Shares on the Mandatory Redemption Date, the Company shall redeem on the Mandatory Redemption Date only the number of Preferred Shares as it shall have legally available funds to redeem, as determined in an equitable manner, and the remainder of the Preferred Shares shall be redeemed, at the option of the Company, on the earliest practicable date next following the day on which the Company shall first have funds legally available for the redemption of such shares.

                     (f) Prior to calling the Preferred Shares for
             redemption in accordance with this Section, the Company, by resolution of its Board of Directors, shall, to the extent of the redemption amount, to the extent of any such funds legally available therefor and to the extent permitted by law, declare a dividend on the Preferred Shares payable on or prior to the Mandatory Redemption Date in an amount equal to any accumulated and unpaid dividends on the Preferred Shares as of such date.

              (viii)   Liquidation Preference.

                     (a) The liquidation preference of Preferred Shares, in
             case of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, shall be US$50 per share, plus the amount per share of any dividends accumulated thereon and remaining unpaid at the date of such liquidation, dissolution or winding-up.

                     (b) In the event of any voluntary or involuntary
             liquidation, dissolution or winding-up of the Company, the holders of the Preferred Shares shall be entitled to receive the liquidation price of such shares held by them in preference to and in priority over any distributions upon all Junior Securities, but subject to the rights of holders of Senior Securities. Upon payment in full of the liquidation price to which the holders of the Preferred Shares are entitled, the holders of the Preferred Shares will not be entitled to any further participation in any distribution of assets by the Company. If the assets of the Company are not sufficient to pay in full the liquidation price payable to the holders of the Preferred Shares and the liquidation price payable to the holders of all Parity Securities, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amounts to which the holders of the Preferred Shares and the holders of Parity Securities are entitled were paid in full.

                     (c) Neither a consolidation or merger of the Company
             with or into any other corporation, nor a merger of any other corporation with or into the Company, nor a sale or transfer of all or any part of the Company's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding-up of the Company within the meaning of this Section (viii).

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             (ix) Reacquired Shares. All shares of this Series which are at any time redeemed pursuant to Section (v) or (vi) above shall be cancelled and the authorized but unissued share capital of the Company shall be increased accordingly, subject to reissuance by the Board of Directors of the Company as shares of this series or shares of any one or more other series.

             (x) Voting Rights. Except as indicated below or as otherwise required by applicable law, holders of the Preferred Shares will not have voting rights.

                     (a) If at any time dividends payable on the Preferred
             Shares are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable thereon for six quarterly dividend periods, the holders of the Preferred Shares, together with the holders of any other series of Parity Securities as to which dividends are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable for six quarterly dividend periods (but only if the holders of the shares of such other series would otherwise have a right to elect Directors as a result of a dividend arrearage), will have the special and exclusive right (superseding the separate right of such other series to elect Directors so long as Preferred Shares remain outstanding, except as otherwise expressly provided in the certificate of designation establishing such other series), voting separately as a class with any such other series, to elect two Directors of the Company, such Directors to be in addition to the number of Directors constituting the Board of Directors of the Company immediately prior to the accrual of such right. Such right of the holders of Preferred Shares to elect two Directors shall, when vested, continue until all accumulated dividends on the Preferred Shares shall have been paid in full and, when so paid, such right of the holders of Preferred Shares to elect two Directors separately as a class shall terminate, subject to revesting in the event of each and every subsequent default in an aggregate amount equivalent to six full quarterly dividends.






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                     (b) At any time when such special voting power has
             vested in the holders of the Preferred Shares as described in Section (x)(a) above, a proper officer of the Company will, upon the written request of the holders of record of at least 10% of the Preferred Shares then outstanding addressed to the Secretary of the Company, call an extraordinary meeting of the holders of such series for the purpose of electing Directors. Such meeting will be held at the earliest practicable date in such place as may be designated pursuant to the Articles of Association (or if there be no designation, at the principal office of the Company in Hamilton, Bermuda). If such meeting shall not be called by the proper officers of the Company within 20 days after the Secretary of the Company has been personally served with such request, or within 30 days after mailing the same within the United States by registered or certified mail addressed to the Secretary of the Company at its principal office, then the holders of record of at least 10% of such class or series then outstanding may designate in writing one of their number to call such meeting at the Company's expense, and such meeting may be called by such Person so designated upon the notice required for annual meetings of shareholders and will be held in Hamilton, Bermuda. Any holder of the shares of such class or series so designated will have access to the register of members of the Company for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the foregoing, no such extraordinary meeting will be called during the period within 90 days immediately preceding the date fixed for the next annual meeting of shareholders.

                     (c) At any annual or extraordinary meeting at which
             the holders of any class or series of Parity Securities have the special right, voting separately as a class, to elect Directors as described above, the presence, in person or by proxy, of the holders representing 33 1/3% of such class or series will be required to constitute a quorum of such class or series for the election of any director by the holders of such class or series, voting as a class. At any such meeting or adjournment thereof, (1) the absence of a quorum of such class or series will not prevent the election of Directors other than those to be elected by such class or series, voting as a class, and the absence of a quorum for the election of such other Directors will not prevent the election of the Directors to be elected by such class or series, voting as a class, and (2) in the absence of either or both such quorums, a majority of the holders present in person or by proxy of any class or series of shares for which a quorum is lacking will have power to adjourn the meeting for the election of Directors which they are entitled to elect, from time to time until a quorum shall be present, without notice other than announcement at the meeting.

                     (d) During any period in which the holders of any
             class or series of Parity Securities have the right to vote as a class for Directors as described above, any vacancies in the Board of Directors will be filled only by vote of a majority (even if that be only a single director) of the remaining Directors theretofore elected by the holders of such class or series which elected the Directors whose office shall have become vacant. During such period the Directors so elected by the holders of such class or series will continue in office
             (1) until the next succeeding annual meeting or until their successors, if any, are elected by such holders and qualify or
             (2) unless required by applicable law to continue in office for a longer period, until termination of the right of the



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


             holders of such class or to vote as a class for Directors, if earlier. If and to the extent permitted by applicable law, immediately upon any termination of the right of the holders of any class or series of Parity Securities to vote as a class for Directors as provided herein, the term of office of the Directors then in office so elected by the holders of such class or series will terminate.

                     (e) Whether or not the Company is being wound up, the
             rights attached to any class or series of Parity Securities may only be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or series, or with the sanction of a special resolution approved by at least 66 2/3% of the votes cast by the holders of the shares of that class or series at a duly convened meeting where at least one-third of the issued shares of that class or series are represented, either in person or by proxy. The rights attached to any class or series of Parity Securities will not be deemed to be varied by the creation or issue of any shares or any securities convertible into or evidencing the right to purchase shares ranking prior to or equally with such class or series of the Parity Securities with respect to the payment of dividends or of assets upon liquidation, dissolution or winding up.

                     (f) On any item on which the holders of the Preferred
             Shares are entitled to vote, such holders will be entitled to one vote for each Preferred Share held.

             (xi) Miscellaneous. The number of authorized Preferred Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the share capital of the Company entitled to vote.

             (xii) No Preemptive Rights. The holders of shares of this Series shall have no preemptive rights, including preemptive rights with respect to any share capital or other securities of the Company convertible into or carrying rights or options to purchase any such shares.

             (xiii) Company to Reserve Ordinary Shares. The Company shall at all times prior to May 16, 2003 reserve and keep available, free from preemptive rights, out of its authorized but unissued Ordinary Shares the full number of Ordinary Shares issuable against tender of payment in respect of all purchase contracts.

             (xiv) Certain Definitions. As used in this certificate, the following terms shall have the following respective meanings:

              "Authorized Newspaper" means a daily newspaper, in the English language, customarily published on each day that is a Business Day in The City of New York, whether or not published on days that are legal holidays, and of general circulation in The City of New York. The Authorized Newspaper for the purposes of the Reset Spread Announcement Date, is currently anticipated to be The Wall Street Journal (NYC edition).

              "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in The City of New York are permitted or required by any applicable law to close.

              "Cash Settlement" has the meaning set forth in Section 5.2(a)(i) of the Purchase Contract Agreement.

              "Clearing Agency" means an organization registered as a "Clearing Agency" pursuant to Section 17A of the Securities and Exchange Act of 1934, as amended, that is acting as a depositary for the shares of this Series and in whose name, or in the name of a nominee of that organization, shall be registered a global certificate and which shall undertake to effect book-entry transfers and pledges of the shares of this Series.

              "Clearing Agency Participant" means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Clearing Agency effects book-entry transfers and pledges of securities deposited with the Clearing Agency.

              "Collateral Agent" means The Bank of New York, as Collateral Agent under the Pledge Agreement until a successor Collateral Agent shall have become such pursuant to the applicable provisions of the Pledge Agreement, and thereafter "Collateral Agent" shall mean the Person who is then the Collateral Agent thereunder.

              "Company" means the Person named as the "Company" in the first paragraph of this instrument.

              "Dividend Payment Date" has the meaning set forth in Section
(iii)(c).

              "DTC" means The Depository Trust Company, the initial Clearing Agency.

              "Failed Remarketing" has the meaning set forth in Section 5.2(b) of the Purchase Contract Agreement.

              "Growth PRIDES" means the collective rights and obligations of a holder of a Growth PRIDES certificate in respect of a 1/20th undivided beneficial interest in a treasury security, subject in each case to the pledge thereof under the Pledge Agreement, and the related Purchase Contract.

              "Income PRIDES" means the collective rights and obligations of a holder of an Income PRIDES certificate in respect of a Preferred Share, subject to the pledge thereof under the Pledge Agreement, and the related Purchase Contract.

              "Junior Securities" has the meaning set forth in Section
(ii).

              "Mandatory Redemption Date" has the meaning set forth in Section (vi).

              "Mandatory Redemption Price" has the meaning set forth in Section (vi).

              "One-Month Treasury Bill" means direct obligations of the United States (which may be obligations traded on a when-issued basis only) having a maturity comparable to the remaining term to the Mandatory Redemption Date of the Preferred Shares, as agreed upon by the Company and the Reset Agent. The rate for the One-Month Treasury Bill will be the bid side rate displayed at 10:00 A.M., New York City time, on the third Business Day immediately preceding the May 16, 2003 in the Telerate system (or if the Telerate system is (a) no longer available on the third Business Day immediately preceding May 16, 2003 or (b) in the opinion of the Reset Agent (after consultation with the Company) no longer an appropriate system from which to obtain such rate, such other nationally recognized quotation system as, in the opinion of the Reset Agent (after consultation with the Company) is appropriate. If such rate is not so displayed, the rate for the One-Month Treasury Bill shall be, as calculated by the Reset Agent, the yield to maturity for the One-Month Treasury Bill, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 A.M., New York City time, on the third Business Day immediately preceding May 16, 2003, of three leading United States government securities dealers selected by the Reset Agent (after consultation with the Company) (which may include the Reset Agent or an affiliate thereof).

              "Ordinary Shares" has the meaning set forth in Section (ii).

              "Parity Securities " has the meaning set forth in Section (ii).

              "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

              "Pledge Agreement" means the Pledge Agreement, dated as of the date hereof, by and among the Company, the Collateral Agent and the Agent, on its own behalf and as attorney-in-fact for the Holders from time to time of the Securities.

              "Preferred Shares" has the meaning set forth in the preamble.

              "Pricing Committee" has the meaning set forth in the preamble.

              "Purchase Contract," when used with respect to any Income PRIDES or Growth PRIDES, means the contract forming a part of such security and obligating the Company to sell and the holder of such Security to purchase Ordinary Shares under the terms and subject to the conditions set forth in Article Five of the Purchase Contract Agreement.

              "Purchase Contract Agent" means The Bank of New York.

              "Purchase Contract Agreement" means the agreement between the Company and the Purchase Contract Agent, dated April 12, 2000.

              "Put Option" has the meaning set forth in Section (v).

              "Put Option Exercise Price" has the meaning set forth in Section (v).

              "Put Option Redemption Price" has the meaning set forth in Section (v).

              "Remarketing Agent" means a nationally recognized investment banking firm chosen by the Company to remarket the Preferred Shares. It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith
Incorporated will act in such capacity.

              "Remarketing Agreement" means the Remarketing Agreement dated April 12, 2000 by and among the Company, the Remarketing Agent and the Purchase Contract Agent.

              "Remarketing Underwriting Agreement" has the meaning specified in the Remarketing Agreement.

              "Reset Agent" means a nationally recognized investment banking firm chosen by the Company to determine the Reset Rate. It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith
Incorporated will act in such capacity.

              "Reset Announcement Date" means the tenth (10th) Business Day immediately preceding May 16, 2003.

              "Reset Rate" means the dividend rate per annum (to be determined by the Reset Agent), equal to the sum of (X) the Reset Spread and (Y) the rate of interest on the One-Month Treasury Bill in effect on the third Business Day immediately preceding May 16, 2003, that the Preferred Shares should bear in order for the Preferred Shares to have an approximate market value of 100.5% of their aggregate liquidation amount on the third Business Day immediately preceding May 16, 2003; provided, that the Company may limit such Reset Spread to be no higher than 200 basis points (2%); and provided, further, that in the event of a Failed Remarketing, the Reset Rate shall be the dividend rate per annum in effect on the Business Day immediately preceding May 16, 2003.

              "Reset Spread" means a spread amount to be determined by the Reset Agent on the tenth (10th) Business Day immediately preceding May 16, 2003.

              "Senior Securities" has the meaning set forth in Section
(ii).

              "Separate Preferred Shares" has the meaning set forth in Section (iv)(b).

              "Trading Day" has the meaning specified in Section 5.1 of the Purchase Contract Agreement.

              "Transfer Agent" means The Bank of New York.

              IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by the undersigned and attested to this 12th day of April, 2000.



                                _____________________________________________
                                Name: Brian Duperreault
                                Title:   Chairman and Chief Executive Officer



ATTEST:



_______________________________
Name:
Title:




















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